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                                                                EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULES


To the Board of Directors and Stockholders of Renaissance Cosmetics, Inc.
New York, NY


We consent to the use in this Amendment No. 2 to Registration Statement (No. 333-13171) relating to 123,381 shares of 14.0% Senior Redeemable Preferred Stock, Series C of Renaissance Cosmetics, Inc. on Form S-4 of our report dated June 14, 1996 on the financial statements of Renaissance Cosmetics Inc. as of March 31, 1996 and 1995 and for the year ended March 31, 1996 and for the period from April 15, 1994 (Inception) to March 31, 1995, and our report dated October 28, 1994 relating to the combined statements of operations of assets acquired and liabilities assumed, changes in excess of assets acquired and liabilities assumed and statements of cash flows of assets acquired and liabilities assumed of Cosmar Corporation and Affiliate for the period from January 1, 1994 to August 17, 1994, appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the heading "Experts" in such Prospectus.

Our audits of the financial statements referred to in our aforementioned reports also included the financial statement schedule of Renaissance Cosmetics Inc., and the financial statement schedule for Cosmar Corporation and Affiliate for the period from January 1, 1994 to August 17, 1994, each listed in Item 21(b). These financial statement schedules are the responsibility of the Company's and Cosmar's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.


/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
New York, New York
March 25, 1997